ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

ACS FACILITIES DEPARTMENT

January 20, 2004
10:00 a.m. CST

Coordinator	Good morning and welcome to the ACS second quarter earnings conference call. At this time, all participants will be in a listen-only mode. After the presentation, we will conduct a question and answer session. Today’s conference is being recorded. Should you have any objections, you may disconnect at this time. Your speakers for today’s call will be Mr. Jeff Rich, CEO; Mr. Mark King, President and COO; and your first speaker today will be Mr. Warren Edwards, Chief Financial Officer. Sir, you may begin.

W. Edwards	Good morning and thank you for joining us today to discuss our second quarter results of fiscal year 2004. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities laws and may include statements concerning the company’s outlook for fiscal year 2004 and beyond, overall and business line growth, revenue and expense trends, and other statements of

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

expectations concerning matters that are not historical facts. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC’s Web site, from the ACS Web site, or from ACS investor relations.

Also for today’s call, we provide a presentation on our Web site that we will refer to during our discussion. In addition, we will reference, certainly, non-generally accepted accounting principle financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principles on the investor relations page of our Web site at www.acs-inc.com.

I will now turn it over to Jeff Rich, our Chief Executive Officer, who will give you a summary of the significant events during the quarter.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

J. Rich	Thank you, Warren, and good morning to our shareholders and analysts. Please turn to slide number one of our Web presentation. You’ll find the slide numbers located in the top right hand corner.

The second quarter of fiscal 2004 was a very active and exciting quarter for ACS. Our financial performance was very solid. We achieved strong revenue growth, increasing margins, and our cash flow metrics returned to normal from the seasonally low first quarter. We also took advantage of some great new business opportunities and we repositioned the company through the divestiture of our federal systems integration business and commercial acquisitions. Finally, we resolved a few important issues during the quarter and I’m very pleased with the progress we have made.

We began the quarter with three key issues to solve, as shown on slide #2. First, we needed to complete our federal divestiture and commercial acquisition with Lockheed Martin. Second, we needed to win the Department of Education recompete. Third, we needed to improve our performance in Georgia and resolve the outstanding contract dispute. Let me address each of these issues in detail before we discuss our financial results for the quarter.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

The Lockheed Martin transactions are summarized on slides 3 and 4. Our rationale for selling our federal systems integration business was based upon several factors, all of which are listed on slide #3. In addition to low revenue growth and margins relative to the rest of our business, the reality is that this business will likely perform better, now that it is a part of Lockheed Martin. Furthermore, we structured the transaction, so we could retain our federal education and healthcare business, which is very important as we market education and healthcare-related services to all levels of government.

We sold the business for gross proceeds of $658 million. The transactions were completed effective November 1, 2003 and resulted in a net benefit of $176 million after tax, or $1.25 per diluted share. Those figures include the effects of the compensation charges to our formal federal employees, as well as the cessation of depreciation and amortization.

Now let’s discuss the commercial business we purchased from Lockheed for $107 million on slide #4. As you recall, this business provides IT infrastructure and applications outsourcing services to many name brand commercial clients. The business fits perfectly with our commercial IT outsourcing business, and we believe there are significant cross-selling

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

opportunities in the BPO arena, and we expect to have proof of that in the coming months.

In addition, we gained three additional data centers, which, frankly, we can use to support our growing IT business. The integration has gone very well. In fact, we have already achieved 100% of our projected annual cost synergies of approximately $17 million annualized.

From a cash perspective after considering taxes that we will pay in the third quarter related to our gain, all the transaction cost and the payment to Lockheed Martin for the purchase of the commercial business, the net proceeds of these two transactions to ACS on a consolidated basis will be approximately $340 million. We, of course, have used those excess proceeds to pay down a revolver to zero.

Turning to slide #5, let me spend a minute reviewing the very important win last quarter with the Department of Education, our single largest client. This contract represents a cornerstone to our BPO service offerings in the education market. The new contract is five years in length, with five one-year renewal options, which, if exercised, would put the total

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

value of this contract at over $2 billion, easily the largest win in our history.

This renewal also represents an expansion of scope. As we have previously discussed, we now provide debt collections, debt default diversion, and loan consolidations in addition to the loan servicing we were providing under our prior contract. As a result of process reengineering and combining multiple platforms into one common system, we will be able to generate significant savings for our clients, while maintaining solid profit margins.

Turning to slide #6, I’d like to update you on our Georgia Medicaid contract. We signed this contract in fiscal year 2002 to develop and operate a fully integrated claims processing system for the state of Georgia. Phase I of the system, which processes Medicaid and child health insurance claims, went live in April 2003. During the first several months of this project, we experienced significant system and operational issues. Over the past several months, our operational performance has improved. However, we still have a lot of work to do. The system is functioning and will continue to improve as the system matures and as we add additional functionality.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

As we mentioned in our press release this morning, we have agreed to a non-binding agreement in principle with the state of Georgia to resolve outstanding contract disputes. Under this agreement in principle, the state has agreed to pay approximately $9 million of $13 million in outstanding phase one development invoices, with the remaining $4 million to be paid in stages as we deliver additional functionality. The state will escrow an additional $11.8 million, pending final certification of the payment system by the Centers for Medicare and Medicaid Services, the governing federal regulatory agency. We have also agreed to pay the state $10 million for costs incurred by the state during the delayed Phase I implementation.

Finally, both parties have agreed to terminate Phase II of the contract related to the processing of healthcare claims for state employees. Although we are obviously disappointed that we will not be implementing Phase II under our amended contract, we fully understand and accept the state’s belief that this is no longer a critical part of their future healthcare needs.

From a revenue perspective, Phase II was expected to generate annual revenue to ACS of approximately $25 million per year. The net effect of the agreement in principle is a $0.09 per share charge to second quarter

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

earnings, or about $19 million on a pretax basis. We would expect to finalize the settlement sometime during the month of February; and while we are not happy that this situation has occurred, we are ready to put it behind us and move forward productively with the state of Georgia.

Now that you understand these major events, we can talk in more detail about our financial and operational performance in the second quarter. Turning to slide #7, you can see that revenues for the second quarter were $998 million, representing total growth of 10%, versus reported revenues in Q2 of fiscal 2003. Excluding divested revenues from both periods, total revenue growth was 26% year-over-year and internal growth was very strong at 18%. This organic growth rate continues to far exceed our peers in the technology services industry and accelerated sequentially from the first quarter of fiscal 2004.

Reported earnings per share was $1.80, but as noted earlier, this included a $1.25 per share net favorable impact from the Federal Divestiture, which was comprised of the gain from the sale, the cessation of depreciation and amortization on the divested assets, offset by compensation costs associated with former federal employees. Recall that in the first quarter of the current fiscal year, we also had a $0.02 per share benefit from the

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

cessation of depreciation and amortization related to the federal assets held for sale.

Our second quarter results also included the $19 million pretax profit charge, or $0.09 per share related to the Georgia Medicaid settlement. Warren will review these two items in great detail and will provide reconciliations for the quarter and year-to-date figures later in this presentation.

As expected, operating cash flow recovered from the seasonally light first quarter. Operating cash flow during the quarter was $152 million and operating cash flow less cap expand intangibles was $94 million, or about 9% of revenue.

We had another very solid quarter of new business, signing $141 million of annualized recurring revenues, and that’s when adjusted to exclude new business signings related to the divested federal business. This represents the fourth highest quarter in our company’s history when adjusting historical new business signings to exclude bookings from our divested operations.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

Turning to slide #8, I would like to highlight a few other financial metrics. The second quarter results here have been adjusted to exclude the impact of the Federal Divestiture and the Georgia Medicaid settlement. Note that the second quarter adjusted results include one month of the federal government operations since the sale was effective on November 1, 2003, or revenues of approximately $62 million. When you exclude the impact of the divestiture net gain, as well as the Georgia settlement, our adjusted operating margin was 14.5%. However, when you exclude the divested operations for the month of October, our consolidated operating margin was 14.8%, which was consistent with the prior year pro forma operating margin. Adjusted earnings per share for the second quarter of fiscal year 2004 was $0.64 per share, 21% growth over the $0.53 that we reported in the prior year quarter.

New business signings on slide #9 have been adjusted historically for the federal divestiture. The $141 million of bookings this quarter was right in line with our expectation and again was the fourth largest quarter in our history. When compared to the prior year quarter, this was a very tough comparison, as the prior year quarter included two very new large business wins with Motorola and New Jersey EZ Pass, which accounted for more than 50% of the prior year quarter’s new business.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

However, I would point out that when you look at bookings on a calendar year basis, bookings were $566 million in calendar 2003, versus $540 million in calendar 2002, a 5% increase, in spite of the record quarter last year. As we have said repeatedly in the past, bookings can be very lumpy on a quarterly basis, so you must look at longer periods of time to discern trends.

I should also add that we are very pleased with the trends in both our bookings and our sales pipelines. Our commercial segment continued to post strong bookings and represented about 60% of total bookings this quarter. From a service offering perspective, BPO again led the way, representing 82% of the second quarter bookings.

We believe that based upon our current size and internal growth expectations, quarterly bookings are very solid if they’re within a range of $150 million per quarter, plus or minus $30 million. Mark will provide more color on bookings trends during his remarks.

I’d like to update you on three other items, so please turn to slide #10. Let me give you an update first on the Texas Medicaid transition. We went

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

live on January 2, 2004 and the early returns are very positive. Recall that this was a takeover of an existing Medicaid software system, rather than the development of a brand new system, like Georgia. Our operational metrics look good; Medicaid claims are being processed and paid, and as important, our client is very, very happy with the transition.

Subsequent to quarter end, we recently announced the acquisition of Patient Accounting Services Center, or PASC. PASC manages the backend of the billing cycle for doctors and hospitals, with the result of improving provider’s cash flow. We would like to expand finance and accounting services to hospitals, just like we do for commercial companies. I’m very excited about this acquisition because of its complimentary fit with our existing healthcare vertical market and the IT outsourcing services we currently provide to hospitals, but also about our strategy to move upstream from collections and sell our world class finance and accounting services to healthcare providers. The financial terms of this acquisition were very similar to our historical averages and we look forward to solid revenue growth from this operation.

Lastly, our acquisition pipeline is very active, as active as I’ve seen it in a long time. We are seeing a fair amount of BPO opportunities, but also a

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

few intriguing IT properties as well. Of course, we will assess these opportunities, utilizing the same rigorous criteria and diligence process that we have followed for years.

In summary, this was a quarter of great activity and great progress for ACS. Issues were faced and issues were dealt with. We repositioned ACS for the future with nearly three-quarters of our pro forma revenues derived from BPO services, and I like our competitive posture. Our sales pipeline is at an all time high, and we can now give our full, undivided attention to growing the business the remainder of this fiscal year.

I would now like to turn it over to Mark King, who will discuss our segment performance and other areas of interest.

M. King	Thanks, Jeff. Before I get started, let me spend just a moment on the impact of the Lockheed Martin transactions on our segments and service lines. First, going forward, we will be reporting two segments:
commercial and government. Our Department of Education contract and federal healthcare business will be part of the government’s segment, along with our state and local business.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

As you can see on slide #11, ACS reported a 60/40 split between the government and commercial segments respectively for the second quarter of fiscal 2004. On a pro forma basis, that split was about 57/43. Likewise, our service lines on a reported basis for BPO, ITO and systems integration were 72%, 18% and 10% respectively; but after the Lockheed transactions, BPO increased to 74%, ITO increased to 21%, and systems integration decreased to 5%.

Now let’s review segment information. If you turn to slide #12, you can see the performance of our commercial segment for the second quarter. Total revenue growth was 38% and internal growth accelerated significantly to 19% from 13% last quarter and 15% in the prior year. This acceleration is a result of the very strong bookings performance experienced in this segment over the last four quarters.

We would also expect internal growth to further accelerate next quarter. One of the metrics that I am most pleased with is that we were able to maintain our operating margins of slightly better than 16%, even though we had a very significant acceleration in internal growth, which generally brings initial low margins on new business, due to startup costs. Slide #13 is more for informational purposes and reflects the historical quarterly

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

revenue figures for the new government segment, both on a gross basis and excluding the divested revenue.

If you turn to slide #14, we will discuss the government results for the second quarter of fiscal 2004. Remember that this quarter’s reported government segment results contained a divested Federal business for one month. Pro forma for the federal divestiture, total revenue growth was 18% and internal growth was 17%. Consistent with our first quarter, this segment benefited from budgeted HIPAA compliance projects of approximately $18 million during the quarter, or roughly four percentage points of segment internal growth.

In the third quarter, we expect that government and internal growth will decline, due to the anniversary of the New Jersey EZ Pass contract, which we have discussed, and a reduction in HIPAA revenues. Operating margin, as adjusted for the non-recurring items, was 15.7%. When you exclude the impact of the divestiture, as well as the Georgia settlement, our operating margin was 16.3% on a pro forma basis. This is a 30 basis point improvement over the prior year results after excluding the divested operations from the prior year quarter.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

On slide #15, you can see the breakdown of our bookings this quarter, which, of course, excludes the $3 million in federal bookings this quarter. As you would expect, BPO contracts represented about 82% of bookings this quarter. Commercial continued its string of strong bookings quarters, generating 61% of total bookings. Analysts are always trying to determine bookings, based on press releases issued during the quarter. However, this quarter, only two of our top 10 bookings were publicly disclosed.

On slide #16, we have provided historical bookings and revenues from fiscal 1999 forward, adjusting for the impact of the federal divestiture. New business signings as a percent of revenues has increased nicely over the last several years. Of course, these wins have contributed to our internal growth being in the mid-teens over the course of this same time. So, as a result, a good rule of thumb is mid-teens bookings as a percent of current year revenues should generate mid-teens internal growth.

Another comment I would make is that our renewal rate in fiscal year 2003 was below our target renewal rate and that dampened our internal growth last year by 1% to 2%. However, in the current fiscal year, we are experiencing incredible success and renewal rates are at all-time highs.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

While we are discussing renewals, I want to make a comment on pricing pressure in this competitive market. We’ve recently reviewed our last 30 renewals and found that revenue before renewal compared to revenue after the renewal declined by less than 1%. This analysis excluded the Department of Education renewal for there was a significant expansion of scope. Obviously, we are very pleased with this renewal rate, as it indicates that we are providing excellent service at a reasonable rate for our clients.

Turn now to slide #17. Our new business pipeline continues to expand. In fact, adjusting for the exclusion of our federal pipeline, it is now at an all time high and continues to exceed $1 billion of annualized, recurring revenue opportunities. In fact, our pipeline grew 26% on a year-over-year basis and 16% on a sequential basis. Commercial and BPO continue to dominate the pipeline and more specifically, human resources and finance and accounting outsourcing.

In our qualified pipeline, there are now 10 human resource deals totaling an aggregate annual value of over $200 million. In fact, HR now represents six of the top 20 deals in our pipeline. However, there are also some nice IT outsourcing deals in the pipeline that are right in our sweet

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

spot. It should be noted that the large welfare eligibility opportunities that we have been discussing over the last few quarters are not in this $1 billion pipeline figure because of the size of the deals.

We expect two RFP’s to be released in the next six months and we believe that we are in a very good competitive position, as it relates to these opportunities. The split in our reported pipeline is two-thirds commercial, one-third government. However, our total pipeline split, including these larger deals, is in line with our segment revenue contribution.

I think you can tell from this slide, that there are many opportunities for ACS to continue its profitable growth for the foreseeable future. I want to echo Jeff’s earlier comments. This was a quarter of hard work rewarded with great accomplishments in many areas. I continue to be bullish on our competitive position and opportunities for continued outstanding financial performance.

I will now turn it over to Warren Edwards, who will discuss our financial results in more detail.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

W. Edwards	Thank you, Mark. Please turn to slide number #18. For reference purposes, I’ve provided a reconciliation from the reported numbers to our results, excluding the impact of the Federal Divestiture; compensation costs associated with the former Federal employees; the cessation of depreciation and amortization on the divested assets; and the Georgia Medicaid settlement. We reported EPS for the quarter of $1.80. However, these results include a benefit of $1.25 per diluted share associated with the impact of the Federal Divestiture and a charge of $0.09 per diluted share related to Georgia Medicaid settlement.

First, note that under accounting rules, the gain from the divestiture is required to be reported as operating income, rather than non-operating income and is comprised of three items. First, in wages and benefits, we incurred approximately $10 million for Federal employee compensation. Second, we discontinued depreciation and amortization expense on the federal assets for the month of October, which provided a benefit of roughly $2 million. Recall that last quarter, we discontinued depreciation and amortization for two months, which provided a $4 million benefit to the first quarter results, or approximately $0.02 per share.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

Third, we recorded a gain on the sale of the federal assets in the amount of approximately $284 million. The Georgia Medicaid settlement, as noted earlier, was $19 million, or about $0.09 per share. There are a lot of line items on our income statement that are affected from the anticipated settlement. However, the simplest way to look at it is that it is due primarily to the complete write-off of costs incurred by ACS related to phase two, plus an accrual for future wind-down costs. These Phase II costs have been incurred by ACS since we started this project over two years ago.

Slide #19 presents the same reconciliation for the year-to-date results. For the six months ended December 31, 2003, we reported EPS of $2.41. Again, these results include a benefit of $1.26 per diluted share associated with the impact of the federal divestiture. This is slightly higher than the impact in the second quarter, due to the favorable impact of depreciation and amortization in the first quarter.

On slide #20, we have provided historical divested revenues by quarter, so that everyone could adjust their models. You can see that the divested revenues were fairly flat. I would point out that a small portion of the business we divested to Lockheed was commercial, primarily desktop

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

outsourcing, which, of course, was reported in the commercial segment historically.

Now let me spend just a few moments discussing our financial metrics as presented on slide #21. Since fiscal year 2001, you can see that we’ve had a significant decrease in our capitalization ratio. Obviously, this has had a corresponding impact on our interest coverage. Our capitalization ratio is at an all time low and our coverage ratio is at an all time high. Of course, with the receipt of the cash proceeds from the federal divestiture, we paid off our credit facility, which had an outstanding balance of $187 million at September 30. Our days sales outstanding was consistent with the September quarter at 76 days. We will continue to focus on this metric and believe that the anticipated settlement with the state of Georgia will have a positive impact on the March quarter.

If you turn now to slide #22, I will give you an update of the Georgia receivables. At September 30, we had a receivable from the state of Georgia totaling $132 million. This balance was comprised of $48 million of billed accounts receivable and $84 million that was unbilled. Remember that unbilled receivables arise from percentage of completion accounting and increase what our expenses in the early period of the

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

contract were greater than the actual billings to the state. This amount will go down over time, as the anticipated billings become greater than the sum of our future expenses, plus our estimated profit margin from this contract. During the quarter, the state of Georgia paid us $30 million. These payments include the $9 million that we referred to during our first quarter earnings call that had been collected immediately after the end of the first quarter, and the balance was paid during the second quarter. As a result of the settlement agreement, we expect to make more progress next quarter.

Additionally, we would also expect to be able to bill $12 million of the unbilled balance in calendar year 2004 upon completion of the federal certification of the system. Recall from Jeff’s comments, that this amount was placed in escrow pursuant to a non-binding agreement in principle.

Turning to slide #23, with the closing of the sale of the federal government business, we have been very active under our share repurchase program. Through December 31, we have repurchased 4.3 million shares, or approximately $213 million, at an average price of $49.50. While I’m not going to go into the specifics about our share repurchase strategy, I would comment that we’ve been buyers in the market as late as last week.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

Now turning to slide #24, we had a great quarter of cash flow, even considering the fact that we did not collect all the past due receivables from the state of Georgia. Operating cash flow was $152 million for the quarter, or approximately 15.2% of revenue. Capital expenditures were about 5% of revenues this quarter, and we continue to expect this level of cap ex the remainder of the year.

Free cash flow was strong at $101 million, or 10.2% of revenues. In fact, free cash flow this quarter was the third highest in our history. Intangible additions this quarter were about $7 million. Also, so that there’s not any confusion when we file our Form 10-Q for the quarter, a statement of cash flows will reflect a net gain of two components. Let me illustrate this on slide number 25. As you can see when you exclude all the components of the gain, there is no impact on operating cash flow. I also want to note that next quarter, our reported operating cash flow will be adversely impacted by our divestiture tax payments, which will be paid in March. The tax payment must be reported in operating cash flow, even though it results from the divestiture; whereas the gross proceeds are reported in investing activity.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

For those of you that have followed ACS for some period, you will recall that we had the same impact from our June 2000 divestiture activity. While this might seem obvious, we wanted to be proactive in addressing accounting mechanics and future impact, so that we can eliminate as much confusion as possible. We will, of course, break that out for you in our presentation next quarter. Now turning to slide #26, let’s review historical cash flow trends. Our operating cash flow as a percentage of revenue has increased from approximately 10% in fiscal year 2001 to over 14% in fiscal year 2003. Capex has been fairly consistent at approximately 5% of revenues over the last three fiscal years. Likewise, increases to intangible assets related to new contracts has also been pretty consistent at roughly 1%. These metrics result in approximately 8% in free cash flow, and based upon our year-to-date results, I think that this is a reasonable target. Obviously, we’re going to push to improve on these metrics when compared to the prior year.

I also wanted to spend just a minute discussing the major changes in our cash balance since June 20, 2003. Looking at slide #27, you can see that our cash has increased from approximately $51 million to approximately $244 million. This is a result of year-to-date free cash flow of about $100 million, plus the divestiture proceeds less acquisition payments, debt

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

paydown, and share repurchases that have been settled, leaving us with about $244 million. This balance will largely be used to pay for the PASC acquisition and the divestiture tax payment in Q3. The major changes in our balance sheet amounts when compared to September 2003 result from either the federal divestiture or the acquisition of Lockheed Martin’s IT outsourcing business.

For example, the federal divestiture impacted several line items, including the cash and debt line items as a result of the net cash proceeds. Obviously, it also resulted in the elimination of the assets and liabilities held for sale. The transaction also accounted for about half of the increase in accrued liabilities related to amounts that we will be owed Lockheed Martin pursuant to working capital adjustments, as well as amounts that may be due to them under the indemnification provisions and as I mentioned earlier, income taxes payable increased related to the taxes that will be paid in the third quarter.

The commercial acquisition impacted accounts receivable by about $44 million, with a remaining increase of approximately $26 million in accounts receivable resulting purely from our sequential increase in

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

revenue. It also accounts for the change in goodwill and the other half of the increase in other accrued liabilities.

Finally, turn to slide 28 and let me review guidance for the remainder of fiscal year 2004. Remember in the last call, we indicated there was approximately $120 million of additional acquisition revenue in our second half guidance. With the PASC acquisition, the remaining additional acquisition revenue is now at about $85 million. As Jeff noted earlier, the acquisition pipeline is very active. I would also point out that we did lose a little ground with the cancellation of Phase II in Georgia, which is about $25 million of annual revenue. However, we still believe the prior guidance represents a good range and as such, we are not changing our guidance for the last half of the fiscal year.

As a result, for the third quarter of fiscal year 2004, we continue to estimate revenue to range from $1.025 billion to $1.065 billion, and EPS to range from $0.67 to $0.70 per share. For the fourth quarter of fiscal year 2004, we continue to estimate revenues to range from $1.115 billion to $1.185 billion, and EPS to range from $0.69 to $0.72 per share. For fiscal year 2004, we expect revenues to range from $4.18 billion to $4.3

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

billion, and EPS for fiscal year 2004 is expected to range from $2.60 to $2.66, representing 18% to 21% growth over the prior fiscal year.

Of course, this guidance excludes the impact from the items this quarter, as well as a $0.02 benefit we had during the first quarter, due to the discontinuation of depreciation-related assets held for sale. We, of course, will be introducing guidance for fiscal year 2005 in our next earnings call.

That is all of our prepared comments that we have at this time. I want to thank everyone listening for being patient as we had a lot to cover this quarter. Given the number of people on the call, we’d appreciate it if you could limit yourself to one question each, so we can cover as many people as possible. Now let’s open it up for questions.

Coordinator	Thank you. Our first question or comment comes from Laura Lederman from William Blair.

L. Lederman	A few questions. One is, if you look at the $25 million you would have had for Phase II, how come you just didn’t lower guidance a little bit? In other words, what’s better in the pipeline or had you been conservative

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

before enough to cover that? I realize the number is relatively small, but I wanted to talk about that a little.

J. Rich	Laura, this is Jeff Rich. Twenty-five million a year revenue on an annualized basis is $6.25 million; it’s not that much. We think the projections were conservative enough, that we don’t need to change our guidance on a quarterly basis going forward.

L. Lederman	Thank you. Can you talk about the Medicare pilots, how far along they are, when you think some of that business will hit, any feeling on time for those?

J. Rich	I assume you’re referring to the eligibility pilots not the Medicare pilots. We think there will be RFP’s issued by two states sometime between 30 days from now and June of this year. They’re on different time tracks. The procurements will be awarded sometime, we think, in the summer, which would be our Q3, the September quarter. Probably the earliest possible time we would see revenue is Q4, but more realistically, Q1 or Q2 of next fiscal year.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

Coordinator	Thank you. Our next question or comment come from John Jones from Schwab Soundview.

J. Jones	Can I focus a little bit on the competitive pipeline, the competitive environment out there? What are you seeing, what’s creating problems for you in the marketplace, who are you concerned about?

J. Rich	John, thank you for that question. We feel great about our competitive position. We’re winning more than our fair share of the deals that are getting decided. The commercial BPO opportunities are very strong and that plays well to our strength. We are seeing an increase in multi-function deals that involve both IT and H&R or both H&R and F&A, and that really plays well to our strengths. We’re not losing any business to the small, single-service niche players. We’re doing extremely well against the large players, where it’s a BPO deal.

Now, where we’re weak competitively is in the large, mega outsourcing deals in the IT space that involve multi-national scopes. We have a great worldwide BPO production platform. We don’t have the perfect worldwide IT outsourcing production platform. If there’s one competitive

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

weakness we have that we’re going to need to address ultimately, that would be it.

J. Jones	Might you address that with an acquisition?

J. Rich	There are three ways that we could address it. We can grow it the old fashioned way, which is a very slow process which, in my opinion, would take too long. We could address it with an acquisition. Or, we could address it, perhaps, by acquiring a platform in a large outsourcing deal that would give us a great production footprint for primarily Europe and secondarily, Asia.

Coordinator	Thank you. Our next question come from Moshe Katri, SG Cowen.

M. Katri	You haven’t changed your guidance for quarterly bookings, and that’s despite the absence of your federal government business, the one that you swapped with Lockheed. Should we assume that the number of deals to close on new deals is accelerating, or maybe the pace of new deals in the pipeline is ramping and this is why you haven’t really changed that number? Thanks.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

J. Rich	We haven’t changed the number because it’s a good, solid goal for the company to aspire to, number one. Number two, as I think Mark pointed out, our pipeline is at an all time high. Most of the new business wins that we’ve signed in the past year have been in the commercial or state and local marketplace, not the federal government marketplace. Our outlook going forward is very strong. I think you’re hearing that from a number of vendors in the industry.

M. Katri	Is the fact that the deal flow in the finance and accounting side is ramping? Is that helping as well?

J.Rich	That certainly is helping. As you may recall, it’s what we expected. The F&A pipeline slowed down as the large companies in the United States and Europe were trying to get a grip on what impact Sarbanes-Oxley would have on internal accounting operations. I think most companies have a grip on that now and are ready to move forward and outsource certain functions within their accounting organizations.

Coordinator	Thank you. Our next question or comment comes from Jim Kissane from Bear Sterns.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

J. Kissane	Thanks. Good job, guys. Jeff or Warren or Mark, if you normalize for a lot of the noise around the free cash flow, what is a sustainable level of free cash flow, maybe as a percentage of revenue? I know you’re targeting about 8.1% for fiscal 2004, but sort of a longer term target, given that you’re out of the federal business, the capital intensity of IT outsourcing, as well as BPO. Thanks.

W. Edwards	Jim, thanks. This is Warren. When you look at it, I think we’ve done a good job of increasing that percentage over the last several years. We’re targeting 8% all in after intangible assets, additions. That’s a pretty good target. I think, obviously as we move forward, we’re going to be looking to try to increase that further, but I think in the near term, an 8% to 9% type free cash flow number is a pretty good target.

M. King	This is Mark. I would also say that 8% or so target still assumes mid-teens internal growth. As you remember, a significant percentage of the capital expenditures that we incur are associated with new business. So as long as we maintain mid-internals growth, mid-teens, we would expect that 8% to 9%.

Coordinator	Thank you. Our next question comes from Bryan Keane from Prudential.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

B. Keane	A question of clarification. On the income taxes payable, that increased quite a bit. I think you guys said that that will be paid out in the third quarter. Will that have a negative impact, therefore, on the free cash flow in the third quarter?

M	Yes, it will. Again, Brian, it’s a timing issue. Under the accounting rules, we’re required to reflect that payment as operating cash flow, even though the proceeds are down in the investing line. It will adversely affect us, just like it did in 2000 when we did the divestiture program back then. You’re absolutely right, but it really should be viewed in relation to the divestiture, as opposed to an operating item.

B. Keane	Let me just sneak one in on the pipeline. You guys talk about $1 billion plus, but that excludes opportunities greater than $100 million per year. Some investors argue that ACS will have to land larger deals to keep growing. Is there enough in that excess of $100 million, do you think, to keep growing at the pace that you’ve been over the last couple of years, or can you land enough of these smaller deals to still grow at an organic rate of 15%?

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

J. Rich	Bryan, this is Jeff. We feel very comfortable with our ability to win enough business to grow in the mid-double digits. We always look at the pipeline at deals less than $100 million a year because historically, that’s what we’ve been able to win. We’ve been pushing against the upper end of that range the last couple of years since we do have opportunities above $100 million a year that we do go after. I think we’ll be successful at a few of those. Like Mark said, we don’t include those in our base case forecasting for the business. Right now, we’re very comfortable that the pipeline that we have is going to produce significant growth going forward.

Coordinator	Thank you. Our next question comes from Gregory Gould Goldman Sachs.

G. Gould	Thanks. Jeff and Mark, based on the business, I know you mentioned you expect longer term EPS and free cash flow growth to be in the mid-teens to 20%, but based on the business that you’ve won so far this fiscal year and contract renewals, should we expect a mid-teens to 20% EPS growth in fiscal 2005 as well?

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

M. King	Greg, you followed us for a long time. Our long term growth targets have always been to grow top line and bottom line earnings 20% per year. We’re going to be introducing guidance, as we said, for fiscal year 2005 in the next earnings call, which is consistent with what we’ve done in the past; but again, based on what we’re seeing in the pipeline, based on the assigned business that’s already happened, we’re still very comfortable with our long term target of 20% and 20%

Coordinator	Thank you. Our next question comes from Adam Frisch from UBS.

A. Frisch	Thanks and good morning. A couple of housekeeping items here for Warren. Could you describe what happened on the other accrued liability line and also give us some color on the increasing goodwill? Was that solely related to the Lockheed transaction?

W. Edwards	That’s correct on the goodwill. It’s 99% of that number. As it relates to other accrued liability, it’s really two buckets. About half of it relates to the accrued liabilities for the Lockheed acquisition, and the other half relates to the liabilities that we accrued in relation to the divestiture, as I said on the earnings call. So that’s marginally the two components.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

A. Frisch	What’s the payout timeframe on those two components?

W. Edwards	The Lockheed Martin acquisition liability, that’s a normal burden, so whatever is paid out will come back in terms of an accrual next month. As it relates to the amounts related to the divestiture, some of those amounts will be paid this quarter. Obviously, some of the other amounts, as it relates to indemnity provisions, the timing of that payout, the final determination will happen over the next year.

A. Frisch	Just on the goodwill, am I doing my math correct, that of the $107 million purchase, $93 million or so was goodwill?

W. Edwards	That’s probably correct.

M. King	This is Mark. That’s pretty consistent with most of the acquisitions that we do with service companies. There are very little assets that you’re taking over. The primary asset is the people that you have, so you typically have a combination of goodwill, plus customer contract as an intangible asset.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

A. Frisch	The last one. Was there any revenue from the divested federal piece that was recorded on the revenue line? Warren, could you just give a little bit more color on the $10 million in wages and benefits for former federal employees?

W. Edwards	I think there are two questions there. Yes, it was revenue from the divested operations of $62 million for the first month of the quarter, which we enumerated in our presentation. The $10 million related to the compensation charges primarily relates to stay pay incentive to get the deal done, as well as acceleration of stock options.

Coordinator	Our next question comes from Jennifer Dugan of Merrill Lynch.

J. Dugan	Thanks. The question is about the integration of the Lockheed acquisition. It sounds like you’re on track, if not ahead of expectation. Do you still think this is going to be neutral to the fiscal 2004 results?

M. King	This is Mark. What we have said in the past is there were a lot of moving parts to our fiscal year 2004 earnings. There was this acquisition, there was the Department of Education contract; there was the share repurchase; so as a result of all of those, the guidance that we had given remained

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

unchanged last quarter and it remains unchanged this quarter. There’s not going to be a lot of upside on this from a cost point of view. As Jeff alluded to, we think there’s going to be some pretty good revenue upside going forward because of the cross-selling opportunities.

J. Dugan	Great. Are there more cost savings that you can wring out of that beyond this first initial target that you guys have already achieved, or is it really more of a revenue generation story from here?

J. Rich	It’s a revenue generation story from here. Our style, whenever we are consolidating an acquisition into an existing operation, is to make all the cost cuts on day one, and we’ve done that. We have a great go-forward team and a great set of clients. Our job is to provide additional services to those clients.

J. Dugan	I know there was that $20 million of the acquired revenue actually up for renewal in the near term. Has any of that been renewed or is that still pending?

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

J. Rich	It’s still pending, but our acquisition model was very conservative in how we treated the prospects for that renewal. We think we’re in a position of all upside.

Coordinator	Thank you. Our next question comes from Dris Upitis from Credit Suisse.

D. Upitis	I just had a question on the state and local bookings in the quarter. You mentioned that government accounted for about 39%, but is it right to think that there would be something on the order of $30 million to $40 million of DOE bookings there, and that state and local would be in the $20 million to $25 million range this quarter?

J. Rich	Yes, that’s pretty close.

D. Upitis	Can you just elaborate on the trend there, if we go back a year or so, that was averaging roughly $100 million a quarter and it’s been in the ballpark of $20 million to $40 million the last couple, three quarters.

J. Rich	Yes, last year the state and local group had a bang-up year and they, frankly, carried the company in terms of bookings. This year commercial is having a bang-up year and carrying the company in terms of bookings.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

The pipeline in state and local on a total basis looks fine. I would like to see it improve just in terms of the number of significant dollar deals that they have. We’re concentrated in just a handful of properties. That’s why we’re in multiple vertical markets. Different industries are more active than others at varying points in time.

M. King	We’ve also talked about, over the short term on the state and local side, there’s some pretty good Medicaid opportunities of which we think we’re pretty well positioned. There’s eight to 10 deals really over this next year or so that will have well over $200 million of annual revenue. Let me add, that’s another reason that resolving issues in Georgia was very important.

Coordinator	Thank you. Our next question comes from Dirk Godsey from JP Morgan.

D. Godsey	Good morning, guys. I guess on a recent call of one of the smaller advisory groups, there was a comment made that Affiliated was struggling with some of the recent large deals. I’m not sure where that came from, but that was the comment made. In light of the resolution of the Georgia contact, which shows that things can go wrong even for Affiliated, would you care at this point to set the record straight on some of the other large

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

deals you’ve signed in the last year? Are there any deals that were material deals that are behind plan at this point, or deals that could lead to charges down the road?

J. Rich	No, Dirk. I’d be curious as to where you heard that comment from. That’s news to me.

D. Godsey	It wasn’t the call I hosted; it was one of the earlier ones.

J. Rich	I don’t know. As we discussed, the Texas Medicaid transition is going well. I think Mark’s analysis of the last 30 renewals that we’ve done speaks volumes of the kind of quality services that we’re providing.

J. Rich	I think you can look to the track record. Gateway is going very well. Motorola went very well. General Motors, which is a fairly tough customer with vendors, we’ve been doing a great job. New Jersey EZ Pass was close to flawless. As Jeff alluded to, Texas Medicaid is going very well. So, certainly to our knowledge, the one that we had problems with was Georgia, and that’s an isolated case.

J. Rich	I would be very interested to know which account you’re talking about.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

D. Godsey	I don’t have it. It was just kind of a general comment made, but I appreciate the follow-up there.

Coordinator	Our next question comes from David Grossman from Thomas Weisel Partners.

D. Grossman	Just a quick follow up on the state of Georgia. It looks like you made really good progress in the quarter in resolving many of the issues. Can you help us or just give us an update, if you will, on where you would expect the unbilled to be as you exit 2004? I think you mentioned a number in your last call.

Secondly, what are some of the milestones we should be looking at to gauge where you are in terms of progress, in terms of getting that unbilled into the billed category?

W. Edwards	Again, David, what we said last quarter is that a year from then, we would have expected the total AR balance will be somewhere between $85 million and $90 million, give or take. That’s still a good target. Obviously, one of the key things is the certification of the system from

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

CMS that will not only reduce our billable amounts, but our total AR balance once that’s collected by roughly $12 million. That’s probably one of the key milestones. As Jeff alluded to in the call, we are expecting to get some additional monies as some remaining additional functionality is brought online, so that will be another effect indicating the progress continues there.

J. Rich	David, let me give you a little more color. We have implemented over 1,100 changes to the system in Georgia since we went live April 1st. In the last call, I think we talked about 211 systems changes that we were trying to implement by December 31. The majority of those got done. There’s about another 20 outstanding still. Those will be finished by the end of January. Past that, we have another 238 of systems changes, rule changes that we have to implement, the bulk of which will occur by March, but they’ll finally be completed, we think, by June.

We’re going to be sitting down with the state and coming up with a detailed work plan over the next week or two. We have to finalize our settlement agreement via contract amendments. So we still have a lot of work to do in the state of Georgia. The Web site in Georgia still isn’t operating at a level that we’re satisfied with, that the state’s satisfied with.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

We’re working very closely with IBM to try to fix that Web site, adding additional hardware and reprogramming the software.

We still have a lot of work to do in Georgia. It’s going to receive a lot of management attention. It’s not off of our radar screen at all, just because we’ve reached a settlement agreement with the state. It’s going to receive an intense amount of focus from ACS going forward.

D. Grossman	Just a quick follow up to that. I know that when we originally signed the agreement, that we had envisioned hopefully remarketing some of this technology to other states. Does this at all affect how you’ll approach some of the deals that may be in the pipeline over the next 12 months?

J. Rich	We don’t think it’ll have any impact on how we approach deals in the pipeline over the next 12 months.

M	Operator, we have time for one more question, please.

Coordinator	The next question comes from Natalie Walrond from Pacific Group.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

N. Walrond	My question is actually just a housekeeping item. I wanted to go back to the comments you made about the HIPAA revenues. I just wanted to get an update there. If we look at that as a percentage of the government revenue, where is it right now and what are the margins on that business?

M	I can say that we don’t disclose margins by particular service, so we won’t be giving an answer to that.

W. Edwards	Natalie, it’s about 2% to 3% of the government revenues.

N. Walrond	That’s going to roll off by the end of this year, right?

M	Yes, it will continue to go down the balance of this year. Obviously, there’s going to be new changes that are going to be enacted relating to HIPAA, but this is, I think, the big piece that we’ve been doing for several months.

M	Right. Last quarter was the peak quarter, which is why we pointed it out.

ACS FACILITIES DEPARTMENT
Moderator: Jeff Rich
January 20, 2004/10:00 a.m. CST

N. Walrond	Just one final. As you look at the pipeline, any interesting trends in terms of vertical, any specific industries you’re seeing looking like they’re more interested in spending on BPO this year?

J. Rich	I would say across the board we’re seeing strong interest in commercial organizations of all types. We’re also seeing a fair amount of interest in some government agencies as well.

N. Walrond	So no trends? For example, financial services or telecom is strong or weak?

J. Rich	No. I would say we’re not particularly focused on the telecom market. We do have some opportunities in the telecom market, but that has historically not been a core focus of ours.

W. Edwards	We appreciate you for participating in the call. Of course, I and the rest of the management team will be available the rest of the day to answer any questions. Thank you.